Exhibit 99.1

FOR IMMEDIATE RELEASE

MAY 20, 2015

Contact:                                                Jill McMillan, Vice President of Communications and Investor Relations

Phone: 214-721-9271

Jill.McMillan@enlink.com

ENLINK MIDSTREAM TO PRESENT ON MAY 21 AT

NATIONAL ASSOCIATION OF PUBLICLY TRADED PARTNERSHIPS

2015 MLP INVESTOR CONFERENCE

DALLAS, MAY 20, 2015 --- EnLink Midstream, LLC (NYSE: ENLC) (the General Partner) and EnLink Midstream Partners, LP (NYSE: ENLK) (the Master Limited Partnership) announced today that Barry E. Davis, President and Chief Executive Officer, will present at the National Association of Publicly Traded Partnerships (NAPTP) 2015 MLP Investor Conference on Thursday, May 21, 2015, at 9:15 a.m. Central time (10:15 a.m. Eastern time).

Interested parties can listen to a live webcast of the presentation and download the related presentation material by visiting the company’s website at www.EnLink.com. Click on the Investors page of either EnLink Midstream, LLC or EnLink Midstream Partners, LP. A replay will be archived on the website shortly after the discussion is concluded and will be available for 90 days.

Michael J. Garberding, Executive Vice President and Chief Financial Officer, and McMillan (Mac) Hummel, Executive Vice President and Head of Natural Gas Liquids and Crude Oil Business, will also attend the conference and meet with investors.

About the EnLink Midstream Companies

EnLink Midstream is a leading, integrated midstream company with a diverse geographic footprint and a strong financial foundation, delivering tailored customer solutions for sustainable growth. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include over 9,100 miles of gathering and transportation pipelines, 16 processing plants with 3.6 billion cubic feet per day of processing capacity, seven fractionators with 280,000 barrels per day of fractionation capacity, as well as barge and rail terminals, product storage facilities, purchase and marketing capabilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

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